  Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Monopar Therapeutics Inc.

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 26, 2019, relating to the financial statements of Monopar Therapeutics Inc., which appear in such Registration Statement.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BPM LLP
San Francisco, California

August 15, 2019